Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact: Marshall Murphy

(469) 549-3005

NATIONSTAR MORTGAGE ANNOUNCES AGREEMENT TO ACQUIRE APPROXIMATELY $215 BILLION IN

MORTGAGE SERVICING ASSETS FROM BANK OF AMERICA

Lewisville, TX (January 7, 2013) – Nationstar Mortgage Holdings Inc. (NYSE:NSM) (“Nationstar”) announced today that Nationstar Mortgage LLC, a wholly-owned subsidiary, has signed a definitive agreement to acquire approximately $215 billion in residential mortgage servicing rights (“MSRs”), as measured by unpaid principal balance (“UPB”) as of November 30, 2012, and certain other assets from Bank of America.

Approximately 47% of the servicing portfolio, as measured by UPB, consists of loans that are owned, insured or guaranteed by Fannie Mae, Freddie Mac, and Ginnie Mae, with approximately 53% of the portfolio consisting of loans in private-label securitizations. With this transaction, Nationstar anticipates adding more than 1.3 million customers to an existing customer base of 1.2 million. Nationstar’s total servicing portfolio is approximately $425 billion, pro-forma for this transaction plus an additional $13 billion Bank of America government servicing portfolio acquisition that closed in Q4 2012 and Nationstar’s UPB as of September 30, 2012.

The purchase price for the mortgage servicing rights is approximately $1.3 billion. The MSR portfolio purchases will close as investor and other third-party approvals are received, which Nationstar expects the majority to occur in Q1 2013. In addition to the MSRs, Nationstar will also be acquiring approximately $5.8 billion in related servicing advance receivables as the associated portfolios are boarded during 2013. Nationstar expects to enter into third-party financing agreements to fund the servicing advances.

“This landmark transaction is a testament to our employees and their record of servicing performance and the support of our business partners,” said Nationstar CEO Jay Bray. “This transaction builds upon our strong track record of portfolio acquisitions and is further validation of our strategy to drive profitability over the entire economic cycle through our servicing, solutions, and origination businesses.”

“Our overriding mission remains unchanged – to build on our heritage of providing our customers with exceptional service and to help them achieve and preserve homeownership utilizing Nationstar’s extensive resources,” said Bray. “We are confident that we will be able to offer customers a smooth transition and look forward to improving the overall portfolio performance for all stakeholders.”

Nationstar estimates that this transaction will be accretive with incremental AEBITDA per share of $2.20—$2.55 and EPS of $0.70—$0.80 in 2013, and AEBITDA per share of $4.65—$5.40 and EPS of $2.30—$2.70 in 2014. Including the portfolio acquisitions, Nationstar anticipates total company AEBITDA per share of $9.50—$11.05 and total company EPS of $3.70—$4.35 in 2013, and AEBITDA per share of $12.30—$14.30 and EPS of $5.60—$6.50 in 2014.

“The 2013 estimates reflect the year-one platform ramp associated with this large acquisition as we board and integrate the servicing portfolios. The 2014 estimates reflect the significant economies of scale and fully ramped earnings power of the company,” said Nationstar CFO David Hisey. “We are excited about Nationstar’s future as one of the largest real estate services providers in the U.S. and remain focused on generating multiple revenue streams throughout the customer lifecycle.”

Nationstar will fund approximately $680 million of the MSR purchase price with the proceeds of a co-investment by Newcastle Investment Corp. (“Newcastle”) and Fortress-managed funds, similar in structure to previous transactions. Nationstar will fund its $665 million portion of the MSR acquisition price with investable cash.

Conference Call Webcast and Investor Presentation

Chief Executive Officer, Jay Bray, and Chief Financial Officer, David Hisey, will host a conference call for investors and analysts to discuss the Bank of America servicing portfolio acquisition and other general business matters at 10:00 a.m. (ET) on Monday, January 7, 2013. To listen to the event live, or in an archive which will be available for 14 days, visit Nationstar’s website at http://investors.nationstarholdings.com. The conference call will also be accessible by dialing 866-770-7125, or 617-213-8066 internationally. Please use the participant passcode 65713014 to access the live conference call. An investor presentation will also be available at http://investors.nationstarholdings.com. A replay of the conference call will be available for approximately two weeks by dialing 888-286-8010, or 617-801-6888 internationally, using the participant passcode 97014200.

About Nationstar Mortgage Holdings Inc.

Based in Lewisville, Texas, as of September 30, 2012, Nationstar serviced over one million residential mortgages with a servicing portfolio totaling $198 billion in unpaid principal balance. In addition, Nationstar operates an integrated loan origination business, enabling Nationstar to mitigate servicing portfolio run-off and improve credit performance for loan investors. Nationstar currently employs over 4,100 people.

Forward Looking Statements

Any statements in this release, including 2013 and 2014 AEBITDA and EPS, that are not historical or current facts are forward-looking statements. Forward-looking statements include, without limitation, statements concerning plans, objectives, goals, projections, strategies, future events or performance, and underlying assumptions and other statements, which are not statements of historical facts. Forward-looking statements convey Nationstar’s current expectations or forecasts of future events. When used in this release, the words “anticipate,” “appears,” “believe,” “foresee,” “intend,” “should,” “expect,” “estimate,” “target,” “project,” “plan,” “may,” “could,” “will,” “are likely” and similar expressions are intended to identify forward-looking statements. These statements involve predictions of our future financial condition, performance, plans and strategies, and are thus dependent on a number of factors including, without limitation, assumptions and data that may be imprecise or incorrect. Specific factors that may impact performance or other predictions of future actions have, in many but not all cases, been identified in connection with specific forward-looking statements. Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause Nationstar’s actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements. Certain of these risks and uncertainties are described in the “Risk Factors” section of Nationstar Mortgage LLC’s Form 10-K for the year ended December 31, 2011, Nationstar’s Form 10-Q for the quarter ended September 30, 2012, and other reports filed with the SEC, which are available at the SEC’s website at http://www.sec.gov. We caution you not to place undue reliance on these forward-looking statements that speak only as of the date they were made. Unless required by law, Nationstar undertakes no obligation to publicly update or revise any forward-looking statements to reflect circumstances or events after the date of this release.

# # #

2